Exhibit 10.1
AMENDED AND RESTATED
NOTE CONVERSION AGREEMENT
AND
WARRANT AMENDMENT

THIS AMENDED AND RESTATED NOTE CONVERSION AGREEMENT AND WARRANT AMENDMENT (this “Agreement”) is entered into on July 18, 2014, by and between VistaGen Therapeutics, Inc., a Nevada corporation (the “Company”), and Platinum Long Term Growth VII, LLC, a Delaware limited liability company (“Platinum”).

WHEREAS, Platinum is the holder of certain Senior Secured Convertible Promissory Notes of the Company, issued on the dates and in the principal amounts set forth on Schedule A (the “Notes”);

WHEREAS, in order to secure the Company’s obligations to Platinum under the terms of the Notes, the Company and Platinum entered into (i) the Amended and Restated Security Agreement, attached hereto as Exhibit A (the “Security Agreement”), pursuant to which Platinum was granted a security interest in substantially all of the Company’s assets; and (ii) a Negative Covenant Agreement, attached hereto as Exhibit B (the “Negative Covenant”), prohibiting VistaGen Therapeutics, Inc., a California corporation and wholly owned subsidiary of the Company (“VistaGen California”), and Artemis Neuroscience, Inc., a Maryland corporation and wholly owned subsidiary of VistaGen California (“Artemis”) (together, the “Subsidiaries”), from incurring, among other things, certain kinds of liens or indebtedness, and from agreeing to any merger or other organizational change;

WHEREAS, in addition, the Company, the Subsidiaries and Platinum entered into the Intellectual Property and Stock Pledge Agreement, attached hereto as Exhibit C (the “IP Security Agreement”), pursuant to which Platinum was granted a security interest in (i) all intellectual property of VistaGen California, and (ii) all of the capital stock and other equity interests of VistaGen California in Artemis;

WHEREAS, the Company proposed to sell shares of its common stock, par value $0.001 per share (“Common Stock”), in a private equity financing contemplating gross proceeds of at least $36.0 million at a per share Common Stock price of at least $.50 (the “Private Financing”), and in light thereof Platinum and the Company entered into a Note Conversion Agreement, dated April 4, 2013 (“Original Agreement”), providing for the conversion of the Notes into shares of the Company’s Common Stock upon consummation of the Private Financing in the event the Private Financing was consummated on or prior to April 30, 2013;

WHEREAS, the Private Financing has not yet closed, and the Company has filed a registration statement with the Securities and Exchange Commission to provide it with the opportunity to consummate a public Common Stock financing transaction resulting in gross proceeds to the Company of at least $10.0 million in lieu of or in addition to the Private Financing (the “Public Financing”);

WHEREAS, in connection with the Private Financing or the Public Financing, as the case may be (in either event and on the terms set forth above and herein, the “Qualified Financing”), the Company has requested that Platinum convert the principal balance and all accrued but unpaid interest due and owing Platinum under the terms of the Notes (the “Outstanding Balance”) into shares of the Company’s equity securities (the “Note Conversion”), and to terminate the Security Agreement, Negative Covenant and IP Security Agreement (together, the “Security Agreements”);

WHEREAS, the Company and Platinum desire to amend and restate the Original Agreement to provide for the Note Conversion upon the consummation of a Qualified Financing on the terms set forth herein; and

WHEREAS, the Company has requested that Platinum agree to fix the exercise price of certain warrants issued to Platinum prior to the date hereof, as more particularly set forth herein (the “Warrant Amendments”).

 NOW, THEREFORE, for and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

1.          Note Conversion. Subject to the satisfaction or waiver, on or prior to August 31, 2014, of the conditions to closing set forth in Sections 7 and 8 of this Agreement (the “Closing Date”), the Outstanding Balance due Platinum under the terms of the Notes shall convert:

    (a) in the event the conversion is caused by the consummation of the Private Financing, a number of shares of Common Stock as is equal to the Outstanding Balance as of the Closing Date divided by $.50 per share; or

    (b) in the event the conversion is caused by the consummation of the Public Financing, shares of Series B Preferred Stock of the Company (“Preferred Shares”) with an aggregate liquidation preference equal to the Outstanding Balance as of the Closing Date, with a conversion price equal to the lesser of (i) $.50 and (ii) the lowest per-share Common Stock price sold in the Public Financing. The terms of the Preferred Shares shall be as set forth in the Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock set forth as Exhibit D hereto.

The Common Stock or Preferred Shares received by Platinum on the Closing Date are referred to as the “Conversion Shares” herein.  Notwithstanding clause (a) above, in the event that the issuance to Platinum of Common Stock in connection with a conversion caused by the consummation of the Private Financing, when aggregated with all other shares of Common Stock beneficially owned by Platinum at such time, would result in Platinum beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.9% of the Common Stock outstanding at such time (the “9.9% Threshold”), that portion of the Outstanding Amount of the Notes that would exceed (when converted hereunder) the 9.9% Threshold shall convert pursuant to clause (b) above into Preferred Shares.

2.          Manner of Conversion/Termination of Notes. On the Closing Date, the Company shall deliver (i) to Platinum written notice of the closing of the Qualified Financing (the “QF Notice”); and (ii) to the Company’s transfer agent an irrevocable notice to issue and deliver to Platinum a certificate or certificates or other document evidencing the Conversion Shares providing for delivery of the same within 5 days of the Closing Date (the “Conversion Instructions”), together with evidence reasonably satisfactory to Platinum that the terms of such financing shall have constituted a “Qualified Financing” hereunder.  Upon receipt by Platinum of the QF Notice and Conversion Instructions, and the effectuation of the Closing hereunder, the Notes shall be deemed paid in full, including accrued interest thereon, and all rights of Platinum under the Notes shall terminate and be of no further force and effect.

3.          Termination of the Security Agreement, Negative Covenant and IP Security Agreement. On the Closing Date, the Security Agreements shall terminate and be of no further force and effect, and Platinum shall execute any release, termination statement, or other document reasonably requested by the Company necessary to release Platinum’s security or other interest in and to any asset of the Company and the Subsidiaries granted or issued to Platinum under the terms of the Security Agreements, including by way of example and not by limitation, Platinum’s security interest in and to any and all intellectual property of VistaGen California, as described in Schedule B.

4.         Warrant Amendments.  The Company represents and warrants to Platinum that, except as set forth in the Amendment and Waiver, dated as of May 24, 2013, between the Company and Platinum, no event since the date of the issuance of any Exchange Warrant, Investment Warrant or the Additional Warrant, as defined in the Note Exchange and Purchase Agreement, dated October 11, 2012 (“NEPA”), between the Company and Platinum has occurred that would or could cause the exercise price or number of warrant shares to adjust pursuant to the terms of such warrants. Based on the foregoing representation, on the Closing Date, (i) the exercise price of the Exchange Warrant, Investment Warrants, Additional Warrant and Series A Exchange Warrant, as defined in the NEPA (collectively, the “Warrants”), shall be fixed at the lower of (a) $.50 and (b) the lowest price per share of the Common Stock issued in the Qualified Financing, and no other adjustments shall be made to the Warrants in the event the Company thereafter issues Common Stock at a price less than $0.50 per share, or securities with an exercise or conversion price less than $0.50 per share; provided, that, typical adjustments for splits, combinations and dividends shall apply, it being the intent hereof that Sections 4.1, 4.2 and 4.3 of the Warrant shall remain in effect; and (ii) Section 4.8.2 of the Warrants, including the Series A Exchange Warrant that may be issued to Platinum, shall be deleted, terminated and shall be of no further force and effect following the Qualified Financing.  Notwithstanding the foregoing, the amendments and waivers of the Warrants upon the Closing Date set forth in this Section 4 shall be of no force and effect, retroactive to the date hereof, in the event that the Company issues to any person (other than Platinum), while any of the Warrants are outstanding, any equity purchase warrant (y) permitting adjustment to the number of warrant shares exercisable thereunder upon any of the events set forth in Section 4.8.2 of the Warrants or (z) any warrants permitting any adjustments to the exercise price thereof other than pursuant to provisions substantially similar to Sections 4.1, 4.2 and 4.3 of the Warrants.

5.           Representations, Warranties and Covenants of Platinum.  Platinum hereby makes the following representations and warranties to the Company, and covenants for the benefit of the Company:

(a) Platinum is a limited liability company validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) This Agreement has been duly authorized, validly executed and delivered by Platinum and is a valid and binding agreement and obligation of Platinum enforceable against Platinum in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, and Platinum has full power and authority to execute and deliver the Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.

(c) Platinum understands that the Conversion Shares are being offered and sold to it in reliance on specific provisions of Federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Platinum set forth herein for purposes of qualifying for exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws.

(d) Platinum is an “accredited investor” as defined under Rule 501 of Regulation D promulgated under the Securities Act.

(e) Platinum is and will be acquiring the Conversion Shares for Platinum’s own account, for investment purposes, and not with a view to any resale or distribution in whole or in part, in violation of the Securities Act or any applicable securities laws; provided, however, that notwithstanding the foregoing, Platinum does not covenant to hold the Conversion Shares for any minimum period of time.

(f) The offer and sale of the Conversion Shares is intended to be exempt from registration under the Securities Act, by virtue of Section 3(a)(9) and/or 4(2) thereof.  Platinum understands that the Conversion Shares are “restricted securities,” as that term is defined in the Securities Act and the rules thereunder, have not been registered under the Securities Act, and that none of the Conversion Shares can be sold or transferred unless they are first registered under the Securities Act and such state and other securities laws as may be applicable or the Company receives an opinion of counsel reasonably acceptable to the Company that an exemption from registration under the Securities Act is available (and then the Conversion Shares may be sold or transferred only in compliance with such exemption and all applicable state and other securities laws); provided, that nothing in this Section 5(f) shall be deemed to limit the representations and warranties and covenants of the Company set forth in Sections 6(g) and 6(p) below.

(g) Platinum has not assigned, conveyed or otherwise transferred any interest in and to the Notes or Warrants to any third party, and owns and holds, beneficially and of record, the entire right, title, and interest in and to the Notes and Warrants free and clear of all rights and Encumbrances (as defined below). As used herein, “Encumbrances” shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future.

6.           Representations, Warranties and Covenants of the Company.  The Company represents and warrants to Platinum, and covenants for the benefit of Platinum, as follows:

(a) The Company has been duly incorporated and is validly existing and in good standing under the laws of the state of Nevada, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to register or qualify would not have a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” shall mean any material adverse effect on the business, operations, properties, prospects, or financial condition of the Company and its subsidiaries and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under this Agreement in any material respect.

(b) The Conversion Shares have been duly authorized by all necessary corporate action (other than the filing of the certificate of designations for the Preferred Shares) and, when paid for or issued in accordance with the terms hereof, the Conversion Shares, and any shares of Common Stock received upon conversion of any Preferred Shares) shall be validly issued and outstanding, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of refusal of any kind.   The issuance of the Conversion Shares hereunder does not trigger any adjustment in the price or other terms of any derivative security issued by the Company.

(c) This Agreement has been duly authorized, validly executed and delivered on behalf of the Company and is a valid and binding agreement and obligation of the Company enforceable against the Company in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, and the Company has full power and authority to execute and deliver the Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.  Upon issuance of the Preferred Shares, the Company shall have reserved sufficient shares of Common Stock to effect conversions of the Preferred Shares pursuant to their terms.

(d) The execution and delivery of the Agreement and the consummation of the transactions contemplated by this Agreement by the Company, will not (i) conflict with or result in a breach of or a default under any of the terms or provisions of, (A) the Company’s certificate of incorporation or by-laws, or (B) of any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its material properties or assets is bound, (ii) result in a violation of any provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, Federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company, or any of its material properties or assets or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of the Company or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject except in the case of clauses (i)(B), (ii) or (iii) for any such conflicts, breaches, or defaults or any liens, charges, or encumbrances which would not have a Material Adverse Effect.

(e) The delivery and issuance of the Conversion Shares in accordance with the terms of and in reliance on the accuracy of Platinum’s representations and warranties set forth in this Agreement will be exempt from the registration requirements of the Securities Act.

(f) No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement or the offer, sale or issuance of the Conversion Shares or the consummation of any other transaction contemplated by this Agreement.

(g) Other than the exchange of the Notes, the Company has not received any consideration for the Conversion Shares. By virtue of such exchange, the holding period for the Conversion Shares (and any Common Stock issued upon conversion of the Preferred Shares) under Rule 144 of the Securities Act shall begin no later than the holding period for the applicable Notes.  At Closing, the Conversion Shares (or any Common Stock received upon conversion of any Preferred Shares) shall be freely transferable pursuant to Rule 144 without volume or manner of sale restriction (assuming Platinum is not an affiliate of the Company on the date of such transfer).

(h) The Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and delivery of the Conversion Shares hereunder.

 (o)           The Company shall cause its Common Stock to continue to be registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), and not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend its reporting and filing obligations under the Exchange Act and the Securities Act, except as permitted herein.  The Company will take all action necessary to continue the listing or trading of its Common Stock on the OTC Bulletin Board or other exchange or market on which the Common Stock is trading.

(p)           In the event that the Conversion Shares are sold in a manner that complies with an exemption from registration, the Company shall promptly cause its counsel (at its expense) to issue to the transfer agent an opinion permitting removal of the legend (indefinitely if permitted pursuant to Rule 144 of the Securities Act (or its successor provisions, including any provision that permits unlimited resales after the relevant holding period set forth in Rule 144), or to permit sales of the Conversion Shares if pursuant to the other provisions of Rule 144 of the Securities Act).

7.           Conditions Precedent to the Obligation of the Company to Consummate the Note Conversion.  The obligation hereunder of the Company to issue and deliver the Conversion Shares to Platinum and consummate the Note Conversion is subject to the satisfaction or waiver, on or before August 31, 2014, of each of the conditions set forth below.  These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a) Platinum shall have executed and delivered this Agreement.

(b) Platinum shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Platinum at or prior to the Closing Date.

(c) The representations and warranties of Platinum shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

8.           Conditions Precedent to the Warrant Amendments and the Obligation of Platinum to Consummate the Note Conversion. The Warrant Amendments and the obligation hereunder of Platinum to surrender the Notes, accept the Conversion Shares and consummate the Note Conversion is subject to the satisfaction or waiver, at or before August 31, 2014, of each of the conditions set forth below.  These conditions are for Platinum’s sole benefit and may be waived by Platinum at any time in its sole discretion.

(a) The Company shall have executed and delivered this Agreement.

(b) The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(c) Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date.

(d) No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement at or prior to the Closing Date.

(e) As of the Closing Date, no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, shall be pending against or affecting the Company, or any of its properties, which questions the validity of the Agreement or the transactions contemplated thereby or any action taken or to be taken pursuant thereto.  As of the Closing Date, no action, suit, claim or proceeding before or by any court or governmental agency or body, domestic or foreign, shall be pending against or affecting the Company, or any of its properties, which, if adversely determined, is reasonably likely to result in a Material Adverse Effect.

(f) The Company shall have provided evidence reasonably satisfactory to Platinum that the Certificate of Designations has been adopted by the Board of Directors of the Company and filed with and accepted by the Secretary of State of the State of Nevada if required pursuant to the terms of Section 1 hereof.

(g) Counsel to the Company shall have provided an opinion in form and substance satisfactory to Platinum.

(h) The Company shall have consummated the Qualified Financing in full prior to August 31, 2014 (including, for the avoidance of doubt, for the minimum proceeds and minimum Common Stock prices set forth herein), and delivered to Platinum the QF Notice and Conversion Instructions, together with evidence reasonably satisfactory to Platinum that the terms of the Qualified Financing have complied with the terms of this Agreement.

9.           Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.  Each of the Parties consents to the exclusive jurisdiction of the Federal courts whose districts encompass any part of the State of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.  Each Party waives its right to a trial by jury.  Each Party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party at its address set forth herein.  Nothing herein shall affect the right of any Party to serve process in any other manner permitted by law.

10.           Notices.  All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, or telecopier (provided that any notice sent by telecopier shall be confirmed by other means pursuant to this Section 8), initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section.

if to the Company:

VistaGen Therapeutics, Inc.
343 Allerton Avenue
South San Francisco, California 94080
Attention: Chief Executive Officer
Tel. No.: (650) 244-9990 ext. 224
Fax No.: (888) 482-2602

with a copy to:

Disclosure Law Group
600 West Broadway, Suite 700
San Diego, California 92101
Attention: Daniel W. Rumsey, Esquire
Tel No.: (619) 795-1134
Fax No.: (619) 330-2101

if to Platinum:

Platinum Long Term Growth VII, LLC
152 West 57th Street, 4th Floor
New York, NY 10019
Attention: Daniels Saks
Tel. No.: (212) 582 2222
Fax No.: (212) 582-2424

with a copy to:

Burak Anderson & Melloni, PLC
30 Main Street, Suite 210
Burlington, Vermont 05401
Attention: Shane W. McCormack, Esquire
Tel No.: (802) 862-0500
Fax No.: (802) 862-8176

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when receipt is acknowledged, if telecopied; or when actually received or refused if sent by other means.

11.                 Disclosure of Transaction. The Company shall file with the Securities and Exchange Commission a Current Report on Form 8-K (the “Form 8-K”) describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date but in no event more than two (2) business days following the Closing Date.

12.                 Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous oral or written proposals or agreements relating thereto all of which are merged herein.  This Agreement may not be amended or any provision hereof waived in whole or in part, except by a written amendment signed by both of the Parties.

13.                 Counterparts. This Agreement may be executed by facsimile signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties have signed this instrument as of the date first set forth above.

ADDRESS:	VISTAGEN THERAPEUTICS, INC.
343 Allerton Avenue South San Francisco, California 94080
By: /s/ Shawn K. Singh Name: Shawn K. Singh Title: Chief Executive Officer

ADDRESS:	PLATINUM LONG TERM GROWTH VII, LLC
152 West 57th Street, 4th Floor New York, NY 10019
By: /s/ Will Slota Name: Will Slota Title: Authorized Signatory

SCHEDULE A

SENIOR SECURED CONVERTIBLE PROMISSORY NOTES ISSUED TO PLATINUM

Date of Issuance	Principal Amount
Senior Notes
October 11, 2012	$1,272,577.27
October 11, 2012	$500,000.00
October 19, 2012	$500,000.00
February 22, 2013	$250,000.00
March 12, 2013	$750,000.00
July 26, 2013	$250,000.00
Total	$3,522,577.27